Exhibit 99.2

PCB Group, Inc. and subsidiaries

Consolidated balance sheets

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)	(Note)
Assets
Current assets
Cash and cash equivalents	$11,774	$18,809
Accounts receivable, net of allowance for doubtful accounts of $346 and $378, respectively	22,488	22,445
Inventories	41,875	42,523
Prepaid expenses and other current assets	2,748	2,621
Due from stockholders	150	150
Deferred income taxes	61	61
Total current assets	79,096	86,609
Property, plant and equipment, net	12,649	13,057
Other assets, net	2,320	2,345
Goodwill	9,316	9,259
Total assets	$103,381	$111,270
Liabilities, Redeemable Interest and Stockholders’ Equity
Current liabilities
Lines of credit	$2,000	$2,000
Current portion of long-term debt	—	6
Accounts payable	6,029	7,178
Accrued expenses and other current liabilities	10,321	9,692
Deferred revenue	715	807
Total current liabilities	19,065	19,683
Long-term debt, less current maturities	2,000	2,004
Contingent consideration	320	320
Other noncurrent liabilities	231	216
Total liabilities	21,616	22,223
Redeemable Interest	2,825	2,825
Stockholder’s Equity
Capital stock, $0.01 par value; 35,000 voting and 3,465,000 non-voting shares authorized as of March 31, 2016 and December 31, 2015; 32,697 voting and 3,237,003 non-voting shares issued and outstanding as of March 31, 2016 and December 31, 2015	33	33
Retained earnings	80,621	88,274
Accumulated other comprehensive income (loss)	(1,714)	(2,085)
Total stockholders’ equity	78,940	86,222
Total liabilities, redeemable interest and stockholders’ equity	$103,381	$111,270

Note: The Consolidated Balance Sheet as of December 31, 2015 has been derived from the audited consolidated financial statements at that date.

The accompany Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Consolidated statements of income (unaudited)

(in thousands)

	Three months ended
	March 31, 2016	March 31, 2015
Net sales	$43,245	$44,941
Cost of goods sold	21,030	21,473
Gross profit	22,215	23,468
Selling, general and administrative	14,846	17,804
Income from operations	7,369	5,664
Other income (expense), net	(39)	3,894
Income before provision for income taxes	7,330	9,558
Provision for income taxes	410	268
Net income including noncontrolling interest	6,920	9,290
Less: Net income attributable to noncontrolling interest	—	9
Net income attributable to PCB Group, Inc. and subsidiaries	$6,920	$9,281

The accompany Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Consolidated statements of comprehensive income (unaudited)

(in thousands)

	Three months ended
	March 31, 2016	March 31, 2015
Net income including noncontrolling interest	$6,920	$9,290
Other comprehensive income (loss)
Foreign currency translation	372	(1,116)
Other comprehensive income (loss)	372	(1,116)
Comprehensive income including noncontrolling interest	7,292	8,174
Less: Comprehensive income attributable to noncontrolling interest	—	9
Comprehensive income attributable to PCB Group, Inc. and subsidiaries	$7,292	$8,165

The accompany Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Consolidated statements of cash flows (unaudited)

(in thousands)

	Three months ended
	March 31, 2016	March 31, 2015
Cash Flows from Operating Activities
Net income	$6,920	$9,290
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	704	739
Bad debt recovery	(32)	(12)
Gain on sale of equity investment	—	(4,265)
Increase in cash surrender value of officers’ life insurance	(3)	(3)
Increase in foreign post-employment obligation	7	6
Foreign currency exchange loss	—	303
(Gain) loss on disposal of assets	18	(57)
Changes in operating assets and liabilities
Accounts receivable	926	155
Inventories	426	(1,004)
Prepaid expenses and other	(85)	(329)
Accounts payable	(1,519)	1,210
Accrued expenses and other	430	75
Deferred revenue	(92)	95
Net Cash Provided by Operating Activities	7,700	6,203
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(295)	(409)
Proceeds from sale of equity investment	—	4,900
Proceeds from the disposal of assets	—	286
Other assets	4	29
Net Cash Provided by (Used in) Investing Activities	(291)	4,806
Cash Flows from Financing Activities
Repayments on lines of credit	—	(3,300)
Principal payments on long-term debt	(9)	(4)
Repayments from (advances to) affiliates	—	20
Repayments from stockholders	—	4,465
Purchase of noncontrolling interest	—	(1,128)
Distributions to stockholders	(14,573)	(24,598)
Net Cash Used in Financing Activities	(14,582)	(24,545)
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	138	(876)
Increase (decrease) in cash and cash equivalents	(7,035)	(14,412)
Cash and Cash Equivalents
Balance, beginning of period	18,809	19,971
Balance, end of period	$11,774	$5,559
Supplemental Disclosure of Cash Flow Information
Interest paid	$38	$37
Income tax payments	326	409

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated financial statements.

PCB Group, Inc. and subsidiaries

Notes to consolidated financial statements (unaudited)

(in thousands, except share data)

1.                            Summary of significant accounting policies

Nature of operations—PCB Group, Inc. and its subsidiaries design and manufacture sensors, test and measurement products and instrumentation equipment for sale and lease to customers throughout the world. We also provide consulting services to the test, measurement and industrial markets. We are headquartered in Depew, New York, with four other primary manufacturing facilities located throughout the United States, and numerous sales operations located throughout the United States and internationally.

Terms—When we use the terms “we,” “us,” the “Company” or “our” in this report, unless the context otherwise requires, we are referring to PCB Group, Inc. and its subsidiaries.

Basis of consolidation—The consolidated financial statements include the accounts of PCB Group, Inc. and its subsidiaries. Investments in affiliated companies in which we exercise significant influence, but do not control, are accounted for in the consolidated financial statements under the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

Foreign currency—The consolidated financial statements are presented in U.S. dollars. We have subsidiaries which are located and conduct business outside of the United States (collectively, the “Foreign Subsidiaries”). The accounts of our Foreign Subsidiaries are denominated in the Euro, Swedish Krona, British Pound, Canadian Dollar, Japanese Yen or Chinese Yuan Renminbi, as applicable. The accounts of our Foreign Subsidiaries have been translated using the U.S. dollar as the reporting currency. All assets and liabilities of our Foreign Subsidiaries are translated into U.S. dollars using period end exchange rates, while elements of operations and cash flows are translated using average daily exchange rates in effect during the year. Translation gains and losses have been included as a component of accumulated other comprehensive income (loss) (“AOCI”) within stockholders’ equity.

We have regular transactions with our Foreign Subsidiaries and conduct a limited amount of business with unrelated parties based on foreign currencies. Transaction gains and losses that arise from exchange rate fluctuations on these transactions are included in other income in the consolidated statements of income.

Cash and cash equivalents—Cash and cash equivalents represent cash, demand deposits and highly liquid investments with original maturities of three months or less. We maintain cash in bank deposit accounts which, at times, may exceed federally insured limits. We believe that we are not exposed to any significant credit risk with regard to cash. Cash equivalents, both inside and outside the United States, are recorded at cost, invested in bank deposits and/or money market funds and are held in local currency denomination.

Accounts receivable—Accounts receivable are recorded at net realizable value. We consider all receivables outstanding greater than 10 days over terms to be past due and use judgmental factors such as customer history and existing economic conditions to determine whether to reserve for the past due amounts in our allowance for doubtful accounts. Upon our determination of uncollectibility, such accounts are written-off through the allowance.

Inventories—Inventories consist of materials, labor and overhead costs, and are stated at the lower of cost or market generally using the first-in, first-out accounting method. Certain inventories are measured using the weighted average cost accounting method.

Prepaid expenses and other—Prepaid expenses and other current assets consist primarily of prepaid employee health benefits, property taxes, insurance and service contracts.

Property, plant and equipment—Property, plant and equipment are capitalized at cost. Depreciation is recognized over the estimated useful lives of the assets using the straight-line method. Capitalized buildings and improvements have a useful life ranging from 5 to 39 years. Capitalized machinery and equipment have a useful life ranging from 3 to 7 years. Capitalized furniture and fixtures have a useful life ranging from 3 to 5 years. Capitalized automotive equipment has a useful life of 3 years. Maintenance and repairs are charged to operations as incurred and significant betterments are capitalized.

Impairment of long-lived assets—We review the carrying value of our long-lived assets or asset groups, such as property and equipment and intangibles subject to amortization, when events or changes in circumstances such as asset utilization, physical change, legal factors or other matters indicate that the carrying value may not be recoverable. When this review indicates the carrying value of an asset or asset group exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group, we recognize an asset impairment charge against income from operations. The amount of the impairment loss recorded is the amount by which the carrying value of the impaired asset or asset group exceeds its fair value.

Goodwill and intangible assets—Goodwill represents the excess of cost over the fair value of the identifiable net assets of businesses acquired and allocated to our reporting units at the time of acquisition. Goodwill is tested for impairment annually and when an event occurs or circumstances change that indicates the carrying value of the reporting unit may not be recoverable.

Evaluating goodwill for impairment involves the determination of the fair value of each reporting unit in which goodwill is recorded using a two-step process. A reporting unit is an operating segment or a component of an operating segment for which discrete financial information is available and reviewed by management on a regular basis.

Prior to completing the two-step process described below, we have the option to perform a qualitative assessment of goodwill for impairment to determine whether it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill and other intangible assets. If we conclude the fair value is more likely than not less than the carrying value, we would need to perform the two-step process. Otherwise, no further testing is needed.

If the two-step process is required, the first step of the impairment test is to compare the calculated fair value of each reporting unit to its carrying value, including goodwill and other intangible assts. We estimate the fair value of a reporting unit using a discounted cash flow model that requires input of certain estimates and assumptions requiring judgment, including projections of economic conditions and customer demand, revenue and margins, changes in competition, operating costs and new product introductions. If the fair value exceeds the carrying value, no further work is required and no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is potentially impaired and step 2 would need to be performed to measure the impairment loss. In step 2, we would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized in the period identified. The loss recognized cannot exceed the carrying amount of goodwill.

While we believe the estimates and assumptions used in determining the fair value of our reporting units are reasonable, significant changes in estimates of future cash flows, such as those caused by unforeseen events or changes in market conditions, could materially impact the fair value of a reporting unit which could result in the recognition of a goodwill impairment charge.

The changes in the carrying amount of goodwill were as follows:

	Three months ended
	March 31, 2016	March 31, 2015
Beginning balance	$9,259	9,418
Currency translation gain (loss)	57	(79)
Ending balance	$9,316	$9,399

We have obtained numerous patents to protect proprietary technology. Legal costs incurred to obtain such patents, and the value of customer lists purchased as a result of the acquisition of a product line from a former supplier, are all included in other assets on the consolidated balance sheets as of March 31, 2016 and December 31, 2015. See Note 4 for additional information.

Contingent consideration—We have contingent liabilities related to the acquisition of subsidiaries during 2009 and 2013, which require additional consideration to be paid to the former owners based on certain financial results of the respective subsidiary and on the production and delivery of qualifying new products. The fair value of contingent consideration requires assumptions to be made of future operating results and probabilities assigned to various operating result scenarios and is subject to an annual review. Based on the purchase agreements, the consideration is due to be paid by December 31, 2016.

Financial instruments—We have adopted a standard for determining the fair value of assets and liabilities which are subject to reporting at fair value. The standard establishes a hierarchy for the determination of fair value, as well as disclosure requirements relative to those assets and liabilities. The hierarchy identifies three levels of input. Level 1 inputs are unadjusted quoted prices which are available in active markets for identical assets or liabilities accessible to us at the measurement date. Level 2 inputs are inputs other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Level 3 inputs are unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situation in which there is little, if any, market activity for the asset or liability at measurement date. These may include such things as present value of expected future cash flows or other valuation methodologies. The hierarchy gives the highest priority to Level 1 input, as this level provides the most reliable measure of fair value, while giving the lowest priority to Level 3 inputs. Level 3 inputs are to be used only where neither Level 1 nor Level 2 inputs are available.

Capital stock—Capital stock consisted of the following at March 31, 2016 and December 31, 2015:

Voting common stock: $0.01 par value; 35,000 shares authorized; 32,697 shares issued and outstanding

Non-voting common stock: $0.01 par value; 3,465,000 shares authorized; 3,237,003 shares issued and outstanding

Comprehensive income—Our comprehensive income includes net income and foreign currency translation adjustments.

Revenue recognition—We recognize revenue when it is realized or realizable and earned. This occurs when all of the following criteria have been met: (1) Persuasive evidence of an arrangement exists; (2) Delivery and title transfer has occurred or services have been rendered; (3) The sales price is fixed and determinable; (4) Collectability is reasonably assured; and (5) All significant obligations to the customer have been fulfilled.

Generally, revenues for product sales are recognized in accordance with customer shipment terms and revenues from the leasing of equipment are recognized throughout the rental period. Net sales are shown net of product returns and discounts. On occasion, we may receive prepayments from various sales arrangements with customers. Revenue is deferred and recognized upon shipment to customers under such arrangements.

Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities. Taxes collected are recorded as current liabilities until remitted to the relevant government authority.

Warranty obligations—We are subject to warranty obligations on sales of our products. We record general warranty provisions based on an estimated warranty expense percentage applied to current period revenue. The percentage applied reflects our historical warranty claims experience over the preceding annual period. Both the experience percentage and the warranty liability are evaluated on an ongoing basis for adequacy. Warranty provisions are also recognized for certain nonrecurring product claims that are individually significant. A certain amount of judgment is required in determining appropriate reserve levels for anticipated warranty claims. While these reserve levels are based on our historical warranty claims experience, they may not reflect the actual claims that will occur over the upcoming warranty period and additional warranty reserves may be required. For the three months ended March 31, 2016 and 2015, warranty costs amounted to $71 and $92, respectively.

Noncontrolling interest—On March 31, 2015, PCB France purchased a noncontrolling interest for $1,128. The portion of PCB France’s earnings allocable to the former noncontrolling interest is included as net income attributable to noncontrolling interest in our consolidated statement of income for the three months ended March 31, 2015.

Redeemable interest—We granted a put option to Bank of America, which has the right in certain circumstances to put shares to us at a defined purchase price. This put option requires us to classify these shares as a redeemable interest outside of equity on our consolidated balance sheet for as long as the put is exercisable by Bank of America. When the put is no longer exercisable, the redeemable interest will be reclassified to stockholders’ equity in the consolidated balance sheet. The put is not currently redeemable as its redemption is contingent upon an event of default under the credit agreement with Bank of America.

Income taxes and distributions—We elected to be taxed as a Subchapter S corporation effective January 1, 2013 under sections of the federal and state income tax laws, which provide that, in lieu of corporate income taxes, the stockholders separately account for the Company’s items of income, deductions, losses, and credits. Distributions may be declared periodically in amounts that will cover the individual stockholder’s income tax liabilities arising from the taxable income of the Company and for other purposes.

For our Foreign Subsidiaries, along with certain states that do not recognize Subchapter S Corporations, we pay corporate income taxes and record a tax provision for the anticipated consequences of the results of our operations.

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We have evaluated our tax positions and concluded that we have taken no uncertain tax positions that require recognition in the consolidated financial statements for the three months ended March 31, 2016 and 2015.

Advertising costs—Advertising costs are charged to operations when incurred and are included in selling, general and administrative expense on the consolidated statements of income. For the three months ended March 31, 2016 and 2015, advertising costs were approximately $317 and $286, respectively.

Research and development costs—Expenditures for research and development are charged to operations when incurred and are included in selling, general and administrative on the consolidated statements of income. For the three months ended March 31, 2016 and 2015, research and development expenditures were approximately $221 and $381, respectively.

Shipping and handling costs—Freight revenue billed to customers is reported within net sales on the consolidated statements of income. Expenses incurred for shipping products to customers are reported within cost of goods sold on the consolidated statements of income.

Other income (expense)—Other income (expense) on our consolidated statements of income consists primarily of interest income (expense), foreign exchange gains (losses) and the gain on sale of equity investment. See Note 4 for additional information.

Health insurance—We are self-insured for health benefits with stop-loss insurance coverage for individual claims in excess of $250. Reserves for losses include estimates for claims incurred but not reported at year-end. The estimates are based on claim reports provided by the insurance carrier. These reserves are included in accrued expenses and other in the accompanying consolidated balance sheets, and were approximately $1,043 and $1,127 at March 31, 2016 and December 31, 2015, respectively.

Foreign operations—We conduct business outside the United States through our subsidiaries. Foreign sales for the three months ended March 31, 2016 and 2015 were $11,715 and $11,747, respectively. At March 31, 2016 and December 31, 2015, our consolidated balance sheets included trade accounts receivable from foreign customers of $6,962 and $6,669, respectively. Additionally, at March 31, 2016 and December 31, 2015, our consolidated balance sheets included cash balances held by foreign subsidiaries of $6,104 and $4,575, respectively.

Loss contingencies—We establish an accrual for loss contingencies when it is both probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. When loss contingencies are not probable and cannot be reasonably estimated, we do not establish an accrual. However, when there is at least a reasonable possibility that a loss has been incurred, but is not probable or reasonably estimated, we disclose the nature of the loss contingency and an estimate of the possible loss or range of loss, as applicable. Any adjustment made to a loss contingency accrual during an accounting period affects the earnings of the period.

Use of estimates—Preparation of the consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclose contingent assets and liabilities at the date of the consolidated financial statements and report amounts of revenues and expenses incurred during the reporting period. Actual results could differ from those estimates.

Recently issued pronouncements—In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This update clarifies the principles for revenue recognition in transactions involving contracts with customers. The new revenue recognition guidance provides a five-step analysis to determine when and how revenue is recognized. The new guidance will require revenue recognition to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Gross Revenue versus Net), to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The new standard is effective for annual periods beginning after December 15, 2018, (as amended in August 2015 by ASU 2015-14, deferral of effective date) including interim periods within that annual period, which is our year ended December 31, 2019. The new standard may be adopted retrospectively for all periods presented, or adopted using a modified retrospective approach. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, and interim periods within that annual period, which is our year ended December 31, 2017. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. This update modifies existing requirements regarding measuring inventory at the lower of cost or market. Under current inventory standards, the market value requires consideration of replacement cost, net realizable value and net realizable value less an approximately normal profit margin. The new guidance replaces market with net realizable value defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This eliminates the need to determine and consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our year ended December 31, 2017. The standard is to be applied prospectively with early adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This update eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Under the existing business combination standard, an acquirer reports provisional amounts with respect to acquired assets and liabilities when their measurements are incomplete as of the end of the reporting period. Prior to this update, an acquirer is required to adjust provisional amounts and the related impact on earnings by restating prior period financial statements during the measurement period which cannot exceed one year from the date of acquisition. The new guidance requires that the cumulative impact of a measurement-period adjustment, including the impact on prior periods, be recognized in the reporting period in which the adjustment is identified eliminating the requirement to restate prior period financial statements. The new standard requires disclosure of the nature and amount of measurement-period adjustments as well as information with respect to the portion of the adjustments recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustments to provisional amounts had been recognized as of the acquisition date. The standard is required to be adopted for annual periods beginning after December 15, 2016, including interim periods within that annual period, which is our year ended December 31, 2017. The amendment is to be applied prospectively to measurement-period adjustments that occur after the effective date with earlier adoption permitted. We have not yet evaluated the impact, if any, the adoption of this guidance may have on our financial condition, results of operations or disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in the Consolidated Balance Sheet. The standard is required to be adopted for annual periods beginning after December 15, 2017, including interim periods within that annual period, which is our year ended December 31, 2018. The amendment may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted. We have not yet evaluated, if any, the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 824), which requires lessees to recognize a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability on the balance sheet for all leases with terms greater than 12 months. Lessees can forgo recognizing a right-of-use asset and lease liability with lease terms of 12 months or less on the balance sheet through accounting policy elections as long as the lease does not include options to purchase the underlying assets that is reasonably certain to be exercised. The new guidance also requires certain qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases, along with additional key information about leasing arrangements. The standard is required to be adopted for annual periods beginning after December 15, 2019, including interim periods within that annual period, which is our year ended December 31, 2020. The amendment is to be applied using a modified retrospective approach, which includes a number of optional practical expedients. Early adoption is permitted. We have not yet evaluated, if any, the impact the adoption of this guidance will have on our financial condition, results of operations or disclosures.

2.                            Inventories

Inventories consisted of the following:

	March 31, 2016	December 31, 2015
Raw materials	$10,405	$10,859
Work-in-process	5,472	6,112
Finished goods	25,998	25,552
Total Inventory	$41,875	$42,523

3.                            Property, plant and equipment

Property, plant and equipment consisted of the following:

	March 31, 2016	December 31, 2015
Land and improvements	$879	$1,278
Buildings and improvements	14,233	12,807
Machinery and equipment	24,369	25,155
Furniture and fixtures	6,956	6,938
Automotive equipment	790	863
Equipment installations in progress	41	50
Property, plant and equipment, gross	47,268	47,091
Less accumulated depreciation	(34,619)	(34,034)
Property, plant and equipment, net	$12,649	$13,057

Depreciation expense recognized during the three months ended March 31, 2016 and 2015 was $692 and $728, respectively.

4.                            Composition of certain financial statement captions

Other assets

Other assets consisted of the following:

	March 31, 2016	December 31, 2015
Cash surrender value of life insurance	$1,546	$1,543
Customer lists, net of accumulated amortization of $320 and $308, respectively	112	124
Patents, net of accumulated amortization of $13, respectively	89	89
Other, net	573	589
Total	$2,320	$2,345

Amortization expense related to other assets recognized in the three months ended March 31, 2016 and 2015 was $7 and $11, respectively.

We amortize intangible assets using the straight-line method. Patents and customer lists are amortized over an estimated useful life of 15 years and 10 years, respectively.

We accounted for our investment in STI Technologies, Inc. (“STI”) using the equity method. Effective March 3, 2015, we sold all of our interest in STI for cash consideration of $4,900 to one of our stockholders and recognized a gain of $4,265, which is included in other income (expense) on the consolidated statement of income for the three months ended March 31, 2015. In connection with the sale, we have entered into a put option agreement with STI, Bank of America and the stockholder covering 6,045 shares of our voting stock and 72,139 shares of our non-voting stock. Under the terms of the put agreement, upon the occurrence of an event of default on STI’s debt agreement with Bank of America or an event of default under our debt agreement with Bank of America, Bank of America may exercise the put and sell to us, and we agree to purchase all of the shares for a purchase price equal to the outstanding principal, interest, fees, expenses and other amounts owed to Bank of America by STI. The put is not currently exercisable as there has not been an event of default, and therefore, the redeemable interest has not been adjusted to its current redemption amount.

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2016	December 31, 2015
Accrued payroll	1,262	1,428
Accrued benefits	2,398	2,597
Accrued profit sharing	951	939
Accrued variable compensation	351	412
Accrued warranty costs	600	515
Accrued self insurance	1,043	1,127
Accrued income taxes	304	522
Other accrued liabilities	3,412	2,152
Accrued expenses and other current liabilities	10,321	9,692

5.                            Financing arrangements

We have a Revolving Credit and Term Loan Agreement with a commercial bank that has a maximum borrowing capacity of $24,000 as of March 31, 2016. Our revolving credit facility is reviewed and renewed annually by the commercial bank and matures on June 16, 2016. During the three months ended March 31, 2016 and the year ended December 31, 2015, the revolving credit borrowings bore interest at either the bank’s prime rate or at the LIBOR rate plus 150 basis points, at our election. The outstanding borrowings under the LIBOR rate option bear interest at a rate of 1.85% and 1.85% as of March 31, 2016 and December 31, 2015, respectively.

We have a term note payable to a bank with interest only payments due at the LIBOR rate plus 150 basis points which was 1.85% at March 31, 2016 due July 2018. The note is secured by substantially all our assets and was $2,000 as of both March 31, 2016 and December 31, 2015.

Our revolving line of credit and long-term debt consisted of the following:

	March 31, 2016	December 31, 2015
Term note	$2,000	$2,000
Revolving line of credit	2,000	2,000
Other	—	10
Total	4,000	4,010
Less current portion	2,000	2,006
Long-term portion	$2,000	$2,004

Our credit facility includes certain financial covenants, including the ratio of consolidated total indebtedness to consolidated EBITDA, as well as the ratio of consolidated EBITDA, less distributions and unfunded capital expenditures to the current portion of long term debt (including capitalized lease obligations) plus interest expense. At March 31, 2016 and December 31, 2015, we were in compliance with the financial covenants.

We guaranteed the debt of STI in conjunction with our Revolving Credit and Term Loan Agreement. In conjunction with the sale of STI on March 3, 2015, we are no longer the guarantor of the debt.

6.                            Fair value of financial instruments

Liabilities subject to measurement at fair value on a recurring basis, and the basis for determining fair value were as follows:

	March 31, 2016	December 31, 2015
Contingent consideration (Level 3)	$320	$320
Total liabilities at fair value	$320	$320

A reconciliation of the beginning and ending balances for the contingent consideration measured at fair value using Level 3 inputs was as follows:

March 31, 2016
Balance, beginning of period	$320
Payment of contingent consideration	—
Reduction in fair value of contingent consideration	—
Balance, end of period	$320

7.                            Income taxes

The provisions for income taxes were as follows:

	Three months ended
	March 31, 2016	March 31, 2015
Current
Federal	$46	$—
State	24	—
Foreign	340	268
	$410	$268

As discussed in Note 1, we elected S corporation status for federal income tax purposes as of January 1, 2013. Additionally, we are subject to potential built-in gains tax that applies to corporations converting to S corporation status. This potential built-in gains tax applies to realized gains from the future sale of appreciated assets during the ten years following the election of S corporation status that was not taxed at the conversion date. The appreciation is calculated as of the conversion date and is the excess of the fair value of all corporate assets at the conversion date of their tax bases.

Deferred income taxes have been provided for New York state tax credits. The state of New York does not conform to the Federal S Corporation election under IRC Sec. 1361 and as such we are taxable in the state as a C Corporation. We do not believe these credits are more-likely-than-not to be utilized and have recorded a full valuation allowance. If not used, these credits will expire in years 2020 through 2029.

Net deferred tax assets consisted of the following:

	March 31, 2016	December 31, 2015
State tax credits	$1,266	$1,266
Valuation allowance	(1,266)	(1,266)
Foreign timing differences	61	61
Net deferred tax assets	$61	$61

As of March 31, 2016 our tax returns for the years ended 2012 through 2015 remain subject to examination.

8.                            Related party transactions

We entered into management consulting agreements with certain stockholders and former employees for business advisory services. The amounts paid are included in selling, general and administrative expenses and totaled $440 and $1,417 for the three months ended March 31, 2016 and 2015, respectively.

We have advanced funds to certain stockholders with the advances bearing interest at rates commensurate with market interest rates. There was $150 of advances outstanding as of both March 31, 2016 and December 31, 2015.

9.                            Operating leases

We rent our manufacturing facility in Cincinnati, Ohio, under an operating lease that expires in April 2017. Minimum annual rent is $125 through the remainder of the lease term. Rent expense was approximately $33 for both the three months ended March 31, 2016 and 2015.

We rent our international sales and distribution facility in Germany under an operating lease that expires in December 2016. Annual rent is approximately $155 through the remainder of the lease term. We also rent our other domestic and foreign sales offices under various non-cancellable and month-to-month leasing arrangements which are immaterial to the consolidated financial statements.

10.                     Retirement plan

We maintain a contributory profit sharing retirement plan covering all domestic employees who have met certain eligibility requirements. The plan provides for employees to make voluntary salary deferral contributions subject to certain limitations. In addition, we may approve certain discretionary profit sharing contributions, subject to limitations, which are then funded by the participating domestic subsidiaries. Our discretionary profit sharing contributions amounted to $101 and $222 for the three months ended March 31, 2016 and 2015, respectively.

Our Foreign Subsidiaries in Europe participate in contributory pension plans as mandated by statutory pension provisions of the respective countries, which cover all employees. Liabilities for foreign post-employment obligations are established by our Foreign Subsidiaries where required and are included in other long-term liabilities in the consolidated balance sheets. Statutory pension contributions of our Foreign Subsidiaries were $86 and $92 for the three months ended March 31, 2016 and 2015, respectively.

11.                     Subsequent event

On April 5, 2016, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with MTS Systems Corporation (“MTS”), whereby we would become a wholly owned subsidiary of MTS.

Under the terms of the Merger Agreement, our stockholders will receive $580,000 in cash at the time of closing. The consummation of the merger is subject to certain adjustments for cash and indebtedness.

The Merger Agreement includes customary termination provisions for both us and MTS and provides that, in connection with the termination of the Merger Agreement by us or MTS, under specified circumstances, MTS would be required to pay us a termination fee of $43,500.

As part of the Merger Agreement, the parties have agreed to certain customary covenants which restrict us pending the closing of the acquisition. Among these obligations, we (1) must conduct business in the ordinary course consistent with our past practice; (2) use commercially reasonable efforts to maintain and preserve intact the current organization, our business and franchise and to preserve our current rights, franchises, goodwill and relationships of our employees, customers, lenders, suppliers, regulators and others having material business relationships with us; (3) not make or change any tax elections, change an annual accounting period, adopt or change any accounting methods with respect to taxes, file any amended tax return, enter into any closing agreement, settle or compromise any proceedings with respect to any tax claim or assessment relating to us, surrender any right to claim a refund of taxes or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to us; (4) keep available the services of our current officers, employees and consultants on commercially reasonable terms; and (6) make capital expenditures only in the ordinary course of business.

Subsequent events have been evaluated up to and including June 7, 2016, which is the date these financial statements were available to be issued.

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